Exhibit 3.1

Restated
Certificate of Incorporation

of

Centrue Financial Corporation

a Delaware corporation

Centrue Financial Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A.	The name of the Corporation is Centrue Financial Corporation. The Corporation was incorporated on October 2, 1981 by filing its Certificate of Incorporation with the Secretary of Delaware under the name First Union Bancorporation, Inc. The Corporation’s Certificate of Incorporation was amended and restated on or about November 9, 2006 (as thereafter amended and supplemented, the “Original Certificate”).

B.	Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation has been duly adopted.

C.	The text of the Original Certificate is hereby restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Centrue Financial Corporation.

ARTICLE II

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, in the County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended from time to time.

ARTICLE IV

The total number of shares of all classes of stock which the corporation shall have the authority to issue is 215,000,000 shares of Common Stock with a par value of $0.01 per share, and 200,000 shares of Preferred Stock, no par value per share. Without regard to any other provision of this Certificate of Incorporation, effective at 12:01 a.m. on May 28, 2015 each thirty (30) shares of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to 12:01 a.m. on May 28, 2015 shall be and is hereby automatically reclassified and changed (without any further act) into one (1) fully-paid and nonassessable share of Common Stock, provided, however, in lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled at 12:01 a.m. on May 28, 2015, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Common Stock as determined by the Board of Directors.

The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of one or more securities of Preferred Stock, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors. Attached as Exhibit 1 is a Certificate of Designation of Series B Preferred Stock of the Corporation and attached as Exhibit 2 is a Certificate of Designation of Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series D of the Corporation.

Any and all right, title and interest and claim in or to any dividends declared by the corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

ARTICLE V

Intentionally omitted.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(i)	to exercise all such powers and do all such acts as may be exercised or done by the corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the bylaws of the corporation, and
(ii)	to make, alter or repeal any bylaws of the corporation pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption)(the “Whole Board”).
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ARTICLE VII

A director of the corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the corporation be liable to account to the corporation for any profit realized by him from or through any transaction or contract of the corporation by reason of the fact that he, or any firm of which he is a member, or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has bean authorized, approved or ratified in the manner provided in the General Corporation Law of Delaware for authorization, approval or ratification of transactions or contracts between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

ARTICLE VIII

The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify all persons who it may indemnify pursuant thereto.

ARTICLE IX

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provision of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors, or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.

ARTICLE X

The number of directors of the corporation shall be fifteen, or such other number as may be determined from time to time by the affirmative vote of the holders of at least seventy percent (70%) of all shares of the corporation than entitled to vote in the election of directors, considered for this purpose as one class, or pursuant to a resolution adopted by at least two-thirds of the Whole Board (immediately prior to such proposed change).

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Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

The directors, other than those who may be elected by the holders of any class or series of stock having preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall have been provided in the manner specified in the bylaws, each class to hold office initially for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Subject to the rights of any class or series of stock having preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, a director may be removed from office only for cause and only by the affirmative vote of the holders of seventy percent (70%) of all shares of stock of the corporation then entitled to vote in the election of directors, considered for this purpose as a single class.

ARTICLE XI

Except as otherwise expressly provided in this Article XI, the affirmative vote of the holders of seventy percent (70%) of all shares of stock of the corporation then entitled to vote in the election of directors, considered for this purpose as one class, shall be required for any one of the following actions:

(i)	for the adoption of any amendment, alteration, change or repeal of Articles VI, X or XI of this Certificate of Incorporation;
(ii)	for the adoption of any agreement for the merger or consolidation of the corporation with or into any other corporation;
(iii)	to authorize any sale, lease or exchange of all or substantially all of the assets of the corporation; or
(iv)	to authorize the dissolution of the corporation.
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The above voting requirement shall not be applicable to any one of the foregoing actions and any such action shall only require the affirmative vote of the holders of a simple majority of all shares of stock of the corporation then entitled to vote in the election of directors, considered for this purpose as one class, if the action shall have been approved at any time prior to its consummation by resolution adopted by no less than two-thirds of the Whole Board.

The provisions of this Article XI shall not be applicable to any merger or consolidation of this corporation with or into any other corporation of which this corporation is the owner of at least 80% of the outstanding shares of each class of stock.

ARTICLE XII

Any action required or permitted to be taken by the holders of capital stock of the corporation must be effected at a duly called annual or special meeting of holders of capital stock of the corporation and may not be effected by any consent in writing by such holders.

ARTICLE XIII

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such directors as a director; provided, however, that this Articles XIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article XIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XIV

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted to this reservation.

ARTICLE XV

Section 15.1          Purpose. In order to preserve the Tax Benefits to which the corporation or any direct or indirect subsidiary thereof is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”), and the Treasury Regulations promulgated thereunder, the Corporation Securities shall be subject to the following restrictions.

Section 15.2          Certain Definitions. For purposes of this Article XV, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

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(a)          “5% Transaction” means any Transfer or purported Transfer of Corporation Securities described in Section 15.3 hereof and prohibited thereby.

(b)         “Agent” means any agent designated by the Board of Directors pursuant to Section 15.7(b) hereof.

(c)          “Board Consent” means, with respect to any matter or proposal, approval by a majority of the members of the Board of Directors pursuant to votes cast by each director in favor of such matter or proposal at a duly convened meeting of the Board of Directors.

(d)          “Code” has the meaning set forth in Section 15.1 hereof.

(e)          “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-4(d)(9)) to purchase stock (other than preferred stock described in Section 1504(a)(4) of the Code) of the corporation, and (iv) any other interest that would be treated as “stock” of the corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(f)          “Excess Securities” has the meaning set forth in Section 15.7(a) hereof.

(g)         “Five-Percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the corporation pursuant to Treasury Regulation § 1.382-2T(g).

(h)         “Issuance” means any direct or indirect sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition, whether voluntary or involuntary, and whether by operation of law or otherwise, of Corporation Securities by the corporation to any Person.

(i)           “Nasdaq” means the Nasdaq Global Market.

(j)           “Percentage Stock Ownership” means the percentage stock ownership interest as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k).

(k)          “Permitted Issuance” means an Issuance of Corporation Securities on or after the Restriction Release Date (other than pursuant to an agreement entered into before the Restriction Release Date).

(l)           “Permitted Transfer” means a Transfer of Corporation Securities (i) on or after the Restriction Release Date (other than pursuant to an agreement entered into before the Restriction Release Date), or (ii) pursuant to any merger, consolidation, statutory share exchange, tender offer or similar transaction approved in advance by Board Consent in the sole and absolute discretion of the Board of Directors.

(m)         “Person” shall mean any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1) or otherwise and shall include any successor (by merger or otherwise) of any such entity.

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(n)         “Prohibited Distribution” has the meaning set forth in Section 15.7(b) hereof.

(o)         “Prohibited Issuance” means any Issuance that is prohibited and/or void under the provisions of Section 15.4.

(p)         “Prohibited Transfer” means any 5% Transaction (other than a Permitted Transfer).

(q)         “Purported Transferee” has the meaning set forth in Section 15.7(a) hereof.

(r)          “Restriction Release Date” means that date, determined by Board Consent pursuant to Section 15.8(d) of this Article XV, as of which the provisions of this Article XV shall no longer apply.

(s)          “Section 382” means Section 382 of the Code, or any comparable successor provision.

(t)          “Section 501(c)(3)” has the meaning set forth in Section 15.7(c) hereof.

(u)         “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the corporation or any direct or indirect subsidiary thereof.

(v)         “Transfer” means any direct or indirect sale, transfer, assignment, exchange, issuance, grant, redemption, repurchase, conveyance, pledge or other disposition, whether voluntary or involuntary, and whether by operation of law or otherwise, by any Person other than the corporation. A Transfer also shall include the creation or grant of an option, warrant or right (including an option within the meaning of Treasury Regulation § l.382-4(d)(9)) by any Person other than the corporation, but only if such option, warrant or right would be deemed exercised pursuant to Treasury Regulation § l.382-4(d)(2)(i).

(w)         “Transferor” means any Person who attempts to make a Prohibited Transfer or Prohibited Issuance.

Section 15.3         Transfer Restrictions. Any attempted Transfer of Corporation Securities other than a Permitted Transfer shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such Corporation Securities to the Purported Transferee to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (a) any Person or group of Persons shall become a Five-Percent Shareholder (including, without limitation, as a result of a disposition of Corporation Securities pursuant to Treasury Regulation § 1.382-2T(j)(3)(i)) or (b) the Percentage Stock Ownership interest in the corporation of any Five-Percent Shareholder (other than a Five-Percent Shareholder that is a public group of the loss corporation under Temp. Treas. Reg. § 1.382-2T(g)(1)(iii) or (iv)) shall be increased.

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Section 15.4         Issuance Restrictions. Any attempted Issuance, other than a Permitted Issuance, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of Corporation Securities to any Person to the extent that, as a result of such Issuance, either (a) any Person or group of Persons shall become a Five-Percent Shareholder or (b) the Percentage Stock Ownership interest in the corporation of any Five-Percent Shareholder shall be increased.

Section 15.5         Waiver. The restrictions set forth in Sections 15.3 and 15.4 hereof shall not apply to (i) an attempted Transfer that is a 5% Transaction, or (ii) an Issuance, in each case, to the extent that such Transfer or Issuance is approved by Board Consent, in the sole and absolute discretion of the Board of Directors. In considering whether to approve any such Transfer or Issuance, the Board of Directors shall take into account the proposed Transfer (and potential future Transfers) or Issuance, as applicable, and may consider such other factors as it deems appropriate, and may require an opinion of counsel (at the expense of the transferor and/or transferee in the case of Section 15.3) that the Transfer or Issuance, as applicable, will not result in any limitation on the corporation or any direct or indirect subsidiary’s use of the Tax Benefits.

Section 15.6         Certificate Legend. Each certificate representing shares of Corporation Securities issued prior to the Restriction Release Date, including certificates issued in replacement of lost, destroyed, mutilated or stolen certificates evidencing Corporation Securities outstanding prior to the effective date of this Article XV, or certificates issued upon a Transfer of Corporation Securities outstanding prior to the effective date of this Article XV shall contain the legend set forth below, evidencing the restrictions set forth in this Article XV:

“The transfer of securities represented by this certificate is (and other securities of the corporation may be) subject to restriction pursuant to Article XV of the corporation’s Amended and Restated Certificate of Incorporation. The corporation will furnish a copy of its Amended and Restated Certificate of Incorporation (or a summary thereof) setting forth the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to the holder of record of this Certificate without charge upon written request addressed to the corporation at its principal place of business.”

With respect to any shares of Corporation Securities that are not evidenced by a certificate, but are uncertificated securities, the foregoing legend shall be set forth in the initial statement of holdings.

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Section 15.7         Treatment of Excess Securities.

(a)          No employee or agent of the corporation shall record any Prohibited Transfer or Prohibited Issuance, and the purported transferee of such a Prohibited Transfer or Prohibited Issuance (the “Purported Transferee”) shall not be recognized as a stockholder of the corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer or Prohibited Issuance (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer or a Prohibited Issuance, such Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the corporation, including, without limitation, the right to vote such Excess Securities or to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any; provided, however, that the Transferor of such Excess Securities shall not be required to disgorge, and shall be permitted to retain for its own account, any proceeds of such Transfer, and shall have no further rights, responsibilities, obligations or liabilities with respect to such Excess Securities, if such Transfer was a Prohibited Transfer; provided, however, that in the case of a Prohibited Issuance, the corporation shall be required to disgorge, and shall not be permitted to retain, any proceeds of such Prohibited Issuance to the extent of any Excess Securities related to such Prohibited Issuance. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer or Prohibited Issuance, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 15.7 shall also be a Prohibited Transfer.

(b)         If the corporation determines, in its sole and absolute discretion, that a Transfer of Corporation Securities constitutes a Prohibited Transfer or a Prohibited Issuance then, upon written demand by the corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the corporation with respect to the Excess Securities (“Prohibited Distributions”), to the Agent designated by the Board of Directors. The Agent shall thereupon sell to a buyer or buyers, which may include the corporation, the Excess Securities transferred to it in one or more arm’s length transactions (over the Nasdaq or other national securities exchange, if possible, or otherwise over-the-counter or privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific timeframe if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the corporation (as authorized by Board Consent) grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 15.7(c) if the Agent rather than the Purported Transferee had resold the Excess Securities. Disposition of Excess Securities by the Agent pursuant to this Section 15.7(b) shall be deemed to occur simultaneously with the Prohibited Transfer or Prohibited Issuance to which the Excess Securities relate.

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(c)          The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, as follows: (i) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (ii) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value of the Excess Securities (A) calculated on the basis of the closing market price for the Corporation Securities on the Nasdaq, or such other national securities exchange on which the Corporation Securities are then listed or admitted to trading, on the day before the Prohibited Transfer, (B) if the Corporation Securities are not listed or admitted to trading on any national securities exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by Nasdaq or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (C) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined by the Board of Directors, in its sole and absolute discretion, at the time of the Prohibited Transfer to the Purported Transferee), which amount (or fair market value) shall be determined by the Board of Directors in its sole and absolute discretion; and (iii) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 50l(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 5% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 15.7 inure to the benefit of the corporation.

(d)         If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 days from the date on which the corporation makes a written demand pursuant to Section 15.7(b) hereof, then the corporation shall use its reasonable best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(e)         The corporation shall make the written demand described in Section 15.7(b) hereof within 30 days of the date on which the Board of Directors determines, in its sole and absolute discretion, that the attempted Transfer would result in Excess Securities; provided, however, that if the corporation makes such demand at a later date, the provisions of Sections 15.1 through 15.6 hereof shall apply nonetheless.

(f)          Anything herein to the contrary notwithstanding, the Agent shall not act or be treated as acting as an agent for or on behalf of the Purported Transferee or for or on behalf of the corporation and shall have no right to bind any of them, in contract or otherwise, but shall act only to carry out the ministerial functions assigned to it in this Section 15.7.

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Section 15.8         Board Authority.

(a)          The Board of Directors shall have the power to determine, via Board Consent, in the sole and absolute discretion of the Board of Directors, all matters necessary for assessing compliance with this Article XV, including, without limitation, (a) the identification of any Five-Percent Shareholder, (b) whether a Transfer is a 5% Transaction, a Prohibited Transfer or a Permitted Transfer, (c) whether an Issuance is a Prohibited Issuance, (d) the Percentage Stock Ownership in the corporation of any Five-Percent Shareholder, (e) whether an instrument constitutes Corporation Securities, (f) the amount (or fair market value) due to a Purported Transferee pursuant to Section 15.7(c), and (g) any other matters which the Board of Directors determines, in its sole and absolute discretion, to be relevant; and the determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article XV.

(b)         Nothing contained herein shall limit the authority of the Board of Directors to take such other action, in its sole and absolute discretion, to the extent permitted by law as it deems necessary or advisable to protect the corporation, any direct or indirect subsidiary thereof and the interests of the holders of the Corporation Securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law or Treasury Regulations making one or more of the following actions necessary or desirable, the Board of Directors shall (i) modify the specific application of the Transfer restrictions set forth in Section 15.3 hereof, or (ii) modify the definitions of any terms set forth in this Article XV; provided that the Board of Directors shall determine, via Board Consent, in the sole and absolute discretion of the Board of Directors, that such modification is reasonably necessary or advisable to preserve the Tax Benefits under the Code and the Treasury Regulations thereunder.

(c)          In the case of an ambiguity in the application of any of the provisions of this Article XV, including any definition contained in Section 15.2 of this Article XV, the Board of Directors shall have the power to determine, via Board Consent, in the sole and absolute discretion of the Board of Directors, the application of the provisions of this Article XV with respect to any situation based on the facts known to it. In the event this Article XV requires an action by the Board of Directors and this Certificate of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine, via Board Consent in the sole and absolute discretion of the Board of Directors, the action to be taken so long as such action is not contrary to the provisions of Sections 15.1, 15.2, 15.3 or 15.4.

(d)          If the Board of Governors of the Federal Reserve System, or the applicable Federal Reserve Bank acting under delegated authority (the “Federal Reserve”), pursuant to the Federal Reserve’s supervisory and regulatory authority, informs the corporation in writing that any provision of this Article XV requires modification, amendment, or removal, the Board of Directors shall, via Board Consent, cause such modification, amendment, or removal to occur.

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(e)          The Board of Directors may, at any time, via Board Consent, in the sole and absolute discretion of the Board of Directors, determine that the provisions of this Article XV shall no longer apply.

Section 15.9         Miscellaneous. Any provision in this Article XV which is judicially determined to be prohibited, invalid or otherwise unenforceable (whether on its face or as applied to a particular stockholder, transferee, or Transfer) under the laws of the State of Delaware shall be ineffective to the extent of such prohibition, invalidity or unenforceability without prohibiting, invalidating or rendering unenforceable the remaining provisions of this Article XV and of this Certificate of Incorporation, which shall be thereafter interpreted as if the prohibited, invalid or unenforceable part were not contained herein, and, to the maximum extent possible, in a manner consistent with preserving the corporation’s or any direct or indirect subsidiary’s use of the Tax Benefits without any Section 382 limitation.

Section 15.10       Trading Market Transactions. Nothing in this Article XV shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article XV and any Purported Transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XV.

Section 15.11       Enforcement. The corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XV.

Section 15.12       Non-Waiver. No delay or failure on the part of the corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 15.13       Notice to corporation. Any Person who acquires or attempts to acquire Corporation Securities in excess of the limitations set forth in this Article XV shall immediately give written notice to the corporation of such event and shall provide to the corporation such other information as the corporation may, in its sole and absolute discretion, request in order to determine the effect, if any, of such purported transfer on the preservation and usage of the Tax Benefits.

Section 15.14       Amendments to Article XV. Notwithstanding anything to the contrary set forth herein, Board Consent, in the sole and absolute discretion of the Board of Directors, shall be required to amend, alter, change or repeal any provision set forth in this Article XV.

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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed and attested to by its duly authorized officers as of June 15, 2015.

CENTRUE FINANCIAL CORPORATION

By:	/s/ Kurt R. Stevenson
Kurt R. Stevenson,
Chief Executive Officer

ATTEST:
/s/ Daniel R. Kadolph
Daniel R. Kadolph,
Chief Financial Officer
[signature page to Restated Certificate of Incorporation]

EXHIBIT 1

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

CENTRUE FINANCIAL CORPORATION

1.          DESIGNATION AND AMOUNT. The board of directors (the “Board”) of Centrue Financial Corporation, a Delaware corporation (the “Company”), has designated 1,092 shares of the Company’s authorized and unissued preferred stock as “Series B Preferred Stock,” has authorized such shares for issuance at a price of $1,000 per share (the “Series B Preferred Stock”) and has determined that no further shares of Series B Preferred Stock shall be issued.

2.          DIVIDENDS.

     (a)          The holders of record of the then outstanding shares of Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board out of any funds legally available therefor, cumulative dividends at the annual rate of $60.00 per share payable in four equal cash payments on the 20th day (or if not a business day, as defined below, on the next business day thereafter) of April, July, October and January commencing October, 1996, provided, however, that any such quarterly cash payment shall be prorated with respect to any shares of Series B Preferred Stock that were outstanding less than the total number of days in the calendar quarter immediately preceding any such payment date. The amount of any such prorated cash payment shall be computed on the basis of the actual number of days in any calendar quarter during which such shares of Series B Preferred Stock were outstanding. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 and not more than 60 days preceding the dividend payment date, as shall be fixed by the Board. No dividends, other than those payable solely in the Company’s common stock, $0.01 par value (“Common Stock”), shall be paid during any fiscal year of the Company with respect to shares of Common Stock or any other security issued by the Company other than Series A until dividends in the total amount of $60.00 per share on Series B Preferred Stock shall have been paid. Such dividends shall accrue on each share of Series B Preferred Stock from the date of issuance and from day to day thereafter, whether or not earned or declared. Notwithstanding the foregoing, such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency for any prior year and the amount owed in the current year shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the shares of Common Stock. A “business day” shall be deemed to be any day when trading of securities occurs on the New York Stock Exchange.

Ex. 1-1

             (b)          Unless full dividends on Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever whether in cash, securities or other property (other than a dividend payable solely in shares of Common Stock) shall be paid or declared and set aside for payment, and no distribution shall be made, on any shares of Common Stock or other class of preferred stock authorized after the date hereof except for the Series A Convertible Preferred Stock (the “Series A Preferred Stock”); and (ii) no shares of Common Stock or other class of preferred stock authorized after the date hereof except the Series A Preferred Stock shall be purchased, redeemed or otherwise acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock.

     (c)          The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (b) of this Section 2, purchase or otherwise acquire such shares at such time and such manner.

3.          REDEMPTION.

     (a)          Each issued and outstanding share of Series B Preferred Stock may be redeemed at the option of the holder or his or her estate for cash as set forth below at any time after the first to occur of: (i) the death of the original holder of such share of Series B Preferred Stock; or (ii) the tenth anniversary of the original issuance of such share, in either case at a price of $1,000 per share, plus any accrued but unpaid dividends thereon whether or not declared, through the Redemption Date, as defined below (collectively, the “Redemption Price”).

     (b)          Before any holder of shares of Series B Preferred Stock shall be entitled to redeem any such shares for cash, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent of Series B Preferred Stock or Common Stock, with a written notice that he elects to redeem the same and shall state therein the number of shares of Series B Preferred Stock being redeemed for cash and the name or names to whom such payment shall be made. The date the Company receives such surrendered certificates and written notice shall be deemed to be the Redemption Date. Thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

     (c)          If on the Redemption Date the Redemption Price is paid, then the dividends with respect to the shares of Series B Preferred Stock redeemed shall cease to accrue after the Redemption Date.

     (d)          Notwithstanding anything contained in this paragraph 3(c) to the contrary, the Company shall not be obligated to redeem for cash any shares of Series B Preferred Stock if such redemption would cause the Company to be in violation of any statute, rule, order, regulation or agreement to which the Company is a party relating to minimum capital requirements. The Company shall use its best efforts promptly to remedy any such violation if the same has the effect of preventing the redemption of any shares of Series B Preferred Stock, and shall promptly complete the redemption of shares after such violation has been cured.

Ex. 1-2

     (e)          Notwithstanding anything set forth in Paragraph 3 to the contrary, the redemption rights of the holders of Series B Preferred Stock (as set forth in this Paragraph 3) shall be, absent the receipt of written consent from the United States Department of Treasury (the “Treasury Department”), suspended and not enforceable until such time as the Treasury Department (or its assignee) ceases to own any of the Company’s preferred stock issued pursuant to the Treasury Department’s Troubled Asset Relief Program’s Capital Purchase Program.

4.          VOTING RIGHTS.

     (a)          The holders of each share of Series B Preferred Stock shall not be entitled to vote, except: (i) as required by law; and (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with, the Series B Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company.

     (b)          Notwithstanding anything contained herein to the contrary, the holders of Series B Preferred Stock shall vote as a separate class when required by law and to approve the matters set forth in Section 4(a)(ii). In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company’s certificate of incorporation or bylaws) of the voting rights provided in this Section for the Series B Preferred Stock, voting separately as a class, shall be necessary to approve such proposed action by the holders of Series B Preferred Stock.

5.          LIQUIDATION. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any dividends whether or not declared or due which have accrued thereon through the date of such distribution, but which remain unpaid, before any payment or distribution shall be made on shares of Common Stock or any other securities issued by the Company, except that holders of shares of Series B Preferred Stock shall share pro rata in any such payment or distribution with the holders of Series A Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of Series B Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series B Preferred Stock and Series A Preferred Stock. After the payment to the holders of the shares of Series B Preferred Stock of the full amounts provided for in this paragraph, the holders of shares of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

Ex. 1-3

EXHIBIT 2

CERTIFICATE OF DESIGNATION

OF

FIXED RATE NON-VOTING PERPETUAL NON-CUMULATIVE PREFERRED STOCK, SERIES D

OF

CENTRUE FINANCIAL CORPORATION

Centrue Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Issuer”), in accordance with the provisions of Sections 141 and 151 of the Delaware General Corporation Law thereof, does hereby certify:

The board of directors of the Issuer (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the certificate of incorporation and bylaws of the Issuer and applicable law, adopted the following resolution on July 25, 2014 creating a series of 2,636 shares of Preferred Stock of the Issuer designated as “Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series D”.

RESOLVED, that pursuant to the provisions of the certificate of incorporation and the bylaws of the Issuer and applicable law, a series of Preferred Stock, par value $1,000.00 per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series D” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 2,636.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.

Part. 3. Definitions. The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:

(a)          “Common Stock” means the common stock, par value $0.01 per share, of the Issuer.

(b)          “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on the first anniversary of the Original Issue Date.

Ex. 2-1

(c)          “Junior Stock” means the Common Stock, and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(d)          “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e)          “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(f)          “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Convertible Preferred Stock, Series A, the Issuer’s Fixed Rate Preferred Stock, Series B, and the Issuer’s Variable Rate Cumulative Perpetual Preferred Stock, Series C.

Part. 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

Ex. 2-2

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a)          “Applicable Dividend Rate” means 12.500% per annum.

(b)          “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c)          “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of Illinois generally are authorized or required by law or other governmental actions to close.

(d)          “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(e)          “Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(f)          “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(g)          “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period beginning on the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).

(h)          “Dividend Record Date” has the meaning set forth in Section 3(b).

(i)           “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(j)          “Liquidation Preference” has the meaning set forth in Section 4(a).

(k)          “Preferred Director” has the meaning set forth in Section 7(b).

(l)           “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

Ex. 2-3

(m)          “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.

(n)          “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a)           Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:

                (i)          each Dividend Period (other than the Initial Dividend Period), an amount equal to one-fourth (1/4) of the Applicable Dividend Rate on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable in arrears on each Dividend Payment Date; and

 (ii)         the Initial Dividend Period, an amount equal to a fraction (which shall be determined by dividing the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) by 360) of the Applicable Dividend Rate on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable in arrears on the initial Dividend Payment Date.

(b)           Dividend Payment Dates. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. For the avoidance of doubt, “payable in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the Initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Ex. 2-4

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).

(c)           Non-Cumulative. Dividends on shares of Designated Preferred Stock shall be non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period, the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock.

(d)          Priority of Dividends.

 (i)          Subject to Section 3(d)(ii) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.

 (ii)          If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.

 (iii)         Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Ex. 2-5

Section 4. Liquidation Rights.

(a)           Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any declared and unpaid dividends for prior Dividend Periods on each such share (such amounts collectively, the “Liquidation Preference”).

(b)           Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)           Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d)          Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a)           Optional Redemption. The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, if then required under applicable law, may redeem, in whole or in part, at any time and from time to time, on or after the fifth anniversary of the Original Issue Date, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to:

(i)          the Liquidation Amount per share;

(ii)         the per-share amount of any declared but unpaid dividends for prior Dividend Periods; and

(iii)        the per-share amount of any accrued but unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption.

Ex. 2-6

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b)          No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c)          Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (i) the redemption date; (ii) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)           Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)           Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

Ex. 2-7

(f)            Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a)           General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)          Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been declared and paid in full within 5 Business Days after each Dividend Payment Date for an aggregate of eight quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than 30 days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

Ex. 2-8

(c)          Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of the majority of the outstanding shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)          Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii)          Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii)          Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (A) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Original Issue Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

Ex. 2-9

(d)            Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e)            Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Ex. 2-10